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                                                                    EXHIBIT 99.1

[ARRAY BIOPHARMA INC. LETTERHEAD]

August 27, 2001

Dear Stockholder:

On August 2, 2001, the Array BioPharma Inc. Board of Directors adopted a Stockholder Rights Agreement. As part of this Rights Agreement, a special type of dividend has been declared on each share of Array's common stock in the form of a distribution of Rights to purchase shares of Series A Junior Participating Preferred Stock. At the same time, the Board believes that the Rights Agreement, which is similar to plans adopted by more than 2,200 publicly traded companies, is the best available means of protecting the full value of your investment, while not preventing a fair acquisition offer for Array. The summary accompanying this letter describes the terms of the Rights Agreement and the Rights distributed to the Array stockholders. We urge you to read the summary carefully and keep it with your stock records as it contains important information.

The Rights Agreement is intended to protect and maximize the value of your investment in Array by detering coercive or unfair takeover tactics by potential acquirers. In addition, the Rights Agreement is intended to give the Board of Directors better leverage in negotiating a potential acquisition of Array with future acquirers. The Rights Agreement is not designed to prevent a fair and equitable takeover of Array or to deter any potential acquiror willing to negotiate in good faith with the Board of Directors.

The distribution of Rights under the Agreement will not alter the financial strength of Array or interfere with our business plans. The distribution of Rights will not change the way in which you currently trade Array's shares and will not be dilutive or affect reported, per-share results. While the distribution of the Rights will not be taxable either to you or Array, stockholders may, depending on their individual circumstances, recognize taxable income should the Rights become exercisable. As explained in further detail in the enclosed Summary of Rights, the Rights will only become exercisable if certain events occur. You do not need to take any current action with respect to your Array shares.

The overriding objective is to preserve and enhance Array's value for all stockholders. In declaring the Rights dividend, the Board of Directors has expressed its confidence in Array's future and its determination that you be given every opportunity to participate fully in that future.

                                       Very truly yours,

                                       /s/ Robert E. Conway
                                       Robert E. Conway
                                       Chief Executive Officer